Exhibit (h) (i) (B)

REYNOLDS FUNDS, INC.
FIRST AMENDMENT TO
THE TRANSFER AGENT SERVICING AGREEMENT

THIS FIRST AMENDMENT, effective as of  January, 1, 2013, to the Transfer Agent Servicing Agreement, dated as of  November 6, 2008, (the "Agreement"), is entered by and between Reynolds Funds, Inc., a Maryland corporation (the "Corporation") and U.S. Bancorp Fund Services, LLC., a Wisconsin limited liability company ("USBFS").

RECITALS

WHEREAS, the parties have entered into a Transfer Agent Servicing Agreement; and

WHEREAS, the Fund and USBFS desire to amend the fees and the length of the Agreement; and

WHEREAS, Section 13 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Section 13, Term of Agreement; Amendment shall be superseded and replaced with the following:

13.	Term of Agreement; Amendment

This Agreement shall become effective as of January 1, 2013 and will continue in effect for a period of five (5) years.  Subsequent to the five-year term, this Agreement may be terminated by either party upon giving 90 days prior written notice to the other party or such shorter period as is mutually agreed upon by the parties.  Notwithstanding the foregoing, this Agreement may be terminated by any party upon the breach of the other party of any material term of this Agreement if such breach is not cured within 15 days of notice of such breach to the breaching party.  This Agreement may not be amended or modified in any manner except by written agreement executed by USBFS and the Company and authorized or approved by the Board of Directors.  The provisions of this Section 13 shall also apply to Exhibit C.

Section 15, Early Termination, shall be superseded and replaced with the following:

15.           Early Termination

In the absence of any material breach of this Agreement, should the Company elect to terminate this Agreement prior to the end of the five (5) year term, the Company agrees to pay the following fees:

a.	all monthly fees through the life of the contract, including the repayment of any negotiated discounts and conversion costs from the prior service provider;
b.	all fees associated with converting services to successor service provider;
c.	all fees associated with any record retention and/or tax reporting obligations that may not be eliminated due to the conversion to a successor service provider;
d.	all out-of-pocket costs associated with a-c above.

Exhibit D is hereby superseded and replaced with Amended Exhibit D attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

REYNOLDS FUNDS, INC.	U.S. BANCORP FUND SERVICES, LLC

By: /s/Frederick Reynolds	By: /s/ Michael R. McVoy

Printed Name: Frederick Reynolds	Printed Name: Michael R. McVoy

Title: President	Title: Executive Vice President

Amended Exhibit D to the Transfer Agent Servicing Agreement
Reynolds Blue Chip Growth Fund TRANSFER AGENT FEE SCHEDULE Effective 01/01/13

  Service Charges to the Fund*

  Shareholder Account Fee ($____ Annual Minimum)
 Open Direct Accounts - $____/account
 Open ML 3 Account - $____/account
 Closed Accounts - $____/account

  CCO Support           $____/annually

  Activity Charges
 Telephone Calls - $____/minute
 Daily Valuation Trades - $____ /trade
 Lost Shareholder Search - $____ /search
 AML Base Service (excl Level 3 Accounts)
0-999 accounts - $____/year
1,000-4,999 accounts - $____/year
5,000-9,999 accounts - $____/year
10,000+ accounts - $____/year
 AML New Account Service - $____/new domestic accounts, $____/new foreign account and $____/verification
 ACH/EFT Shareholder Services:
$____ /month/fund group
$____ /ACH item, setup, change
$____/correction, reversal
    Exchange Fee Overide - $____/month
   Omnibus Accounts:  $____/transaction

  Out-of-pocket Costs - Including but not limited to:
 Telephone toll-free lines, call transfers, etc.
 Mailing, sorting and postage
 Stationery, envelopes
 Programming, special reports
 Insurance, record retention, microfilm/fiche
 Proxies, proxy services
 ACH fees, NSCC charges
     Document Retention Fee
     Omnibus Conversions
     Lost Shareholder Searches
 Disaster Recovery

 All other out-of-pocket expenses

  FAF Money Market Fund Service Organizations
    $____/Money Market Share Class per year

  * Effective January, 2016
  Subject to annual CPI increase, Milwaukee MSA

  Fees are billed monthly.

  Service Charges to Investors
  Qualified Plan Fees (Billed to Investors)
 $____ /qualified plan acct (Cap at $____/SSN)
 $____ /Coverdell ESA acct (Cap at $____/SSN)
 $____ /transfer to successor trustee
 $____ /participant distribution (Excluding SWPs)
 $____ /refund of excess contribution
Additional Shareholder Fees (Billed to Investors)
 $____ /outgoing wire transfer
 $____ /overnight delivery
 $____ /return check or ACH
 $____ /stop payment
 $____ /research request per account (Cap at $____/request) (For requested items of the second calendar year [or previous] to the request)

Technology Charges
1.  Fund Group Setup (first cusip) - $____ /fund group
2.  Fund Setup - $____ /cusip (beyond first cusip)
3.  NSCC Service Interface – All NSCC Services
         Setup - $____/fund group
         Annual - $____ /cusip/year
4.  Telecommunications and Voice Services
         Service Setup - $____ ATT transfer connect
         VRU Setup - $____ /fund group
         VRU Maintenance - $____ /cusip/month &
         $.40 /voice response call
5.  Average Cost - $____ /account/year
6.  Development/Programming - $____/hour
7.  File Transmissions – subject to requirements
8.      Selects - $____ per select
9.  Extraordinary services – charged as incurred
10.    Conversion of Records (if necessary) – Estimate to be provided.
        11.    Custom processing, re-processing
                 All other extraordinary services

Vision – Inquiry Only
Broker ID / Month        $____ / ID
Per Inquiry                   $____ / Inquiry

Fan Web (Select)
Monthly Fee                 $____
Inquiry Fee                   $____ ea.
Account Maint             $____ ea.
Transactions                 $____ ea

Prospect Services

Fulfillment Fees           $____ / month first 50 orders